News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES LONG-TERM

SCHEDULE REDUCTION AND FURLOUGH OF 12,000 EMPLOYEES

HOUSTON, September 15, 2001 -- Continental Airlines (NYSE: CAL) announced today that it will immediately reduce its long-term flight schedule by approximately 20 percent on a systemwide available seat mile basis, and will be forced to furlough approximately 12,000 employees in connection with this reduction. These actions are a direct result of the current and anticipated adverse effects on the demand for air travel caused by this week's terrorist attacks on the United States and the operational and financial costs of dramatically increased security requirements.

In the last four days Continental has seen a drastic drop in bookings in an already declining economy. In addition, many corporations have instructed their employees to avoid U.S airlines.

"The U.S. airline industry is in an unprecedented financial crisis. We call on the President and members of Congress to take immediate action to restore the stability of

-more-

this vital industry, on which our nation's economy heavily depends," said Gordon Bethune, Continental chairman and chief executive officer. "Our industry needs immediate Congressional action if the nation's air transportation system is to survive."

Continental expects to announce the details of its schedule reduction and furloughs within the week. "While we regret the necessity for this massive furlough and substantial schedule reduction, and the adverse impact on our dedicated employees, customers and communities we serve," said Bethune, "we have no choice."

Prior to the terrorist attacks and this announcement, Continental Airlines and its subsidiaries flew over 2,500 flights a day. The airline, which currently employs more than 56,000 people, has been the industry leader with superior operational performance, 26 straight profitable quarters, numerous national and international customer service awards, and repeated designation as one of the 100 Best Companies to Work For in America.

###

01108